Exhibit 10.1

PROMISSORY Note Amendment

This special amendment (the “Special Amendment”) is made as of the Effective Date indicated above the signature lines below, between ACG Global Solutions Inc. (“ACG”) and Verus International Inc. (“Verus”).

WHEREAS ACG and Verus entered into a promissory note dated on or about March 27, 2020 in which Verus agrees to repay money to ACG (the “Note”).

WHEREAS ACG is the Holder of the Note.

WHEREAS ACG and Verus desire to amend the terms of the Note.

NOW THEREFORE, in consideration of the representations, warranties, covenants, and agreements, and upon the terms and conditions hereinafter set forth, the parties hereto do hereby each agree as follows:

a.	No Payments. ACG and Verus each agree and acknowledge that as of the Effective Date of this Special Amendment, no payments have been made pursuant to the Note.

b.	Maturity Date. ACG agrees to extend the Note Maturity Date such that the Note Maturity Date shall be December 31, 2021.

c.	Prepayment. The following prepayment clause shall be added to the Note:

“In the event the Payee has received a total of $150,000.00 or more pursuant to the Note on or before December 31, 2021 (the “Prepayment”), then the Note shall be forgiven and considered paid in full”.

d.	Event of Default. Until January 1, 2022, the only “Event of Default” on the Note shall be Company’s failure to make the Prepayment.

e.	Note Collateral. ACG acknowledges Big League Foods is no longer an Asset of the Company nor collateral for the Note.

f.	Additional Remedies. The following remedies shall be added to the Note, in addition to all other remedies available to the Payee:

“If there exists an Event of Default, then the Company agrees to the entry of a Confession of Judgment. Specifically, Company hereby irrevocably appoints and constitutes Holder as Company’s duly appointed attorney-at-law to appear in any court of competent jurisdiction, and to confess judgment pursuant to the provision of the Delaware Code, against Company for all principal and interest and any other amounts due and payable under this Note, together with attorney’s fees and collection fees. This power of attorney is coupled with an interest and may not be revoked or terminated by Company. This power of attorney shall not be revoked or terminated by virtue of the death, disability, or dissolution of Company. No single exercise of the power to confess judgment shall be deemed to exhaust the power, and no judgment against Company shall bar subsequent action or judgment against such entity against whom the judgment has not been obtained in this Note.

The Company agrees to execute any document (within five (5) days of notice) that is requested by the Payee in order to enforce Payee’s rights under this Note, including but not limited to rights associated with the Confession of Judgment.”

g.	No Other Changes. All other provisions of the Note not specifically addressed in this Special Amendment shall be unchanged and remain in full force and effect.

The Effective Date of this Special Amendment shall be: DECEMBER 18, 2020.

ACG Global Solutions Inc.		Verus International Inc.

Signed:		Signed:

Name:	Andrew Garnock	Name:	Anshu Bhatnagar

Title:	Manager	Title:	Chief Executive Officer